SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          Nichols Research Corporation
         --------------------------------------------------------------
               (Exact name of issuer as specified in its charter)


             Delaware                                 63-0713665
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(State or other jurisdiction of              (IRS Employer Identification No.)
 incorporation or organization)


          4090 Memorial Parkway, South, Huntsville, Alabama 35815-1502
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          (Address of principal executive offices, including Zip Code)

               Nichols Research Corporation 1997 Stock Option Plan
-------------------------------------------------------------------------------
                            (Full Title of the Plan)

                                 Chris H. Horgen
                          Nichols Research Corporation
                          4090 Memorial Parkway, South
                         Huntsville, Alabama 35815-1502
-------------------------------------------------------------------------------
                     (Name and Address of Agent for Service)

                                  (256)883-1140
-------------------------------------------------------------------------------
          (Telephone Number, including area code, of agent for service)

-------------------------------------------------------------------------------
    The Registrant requests that the Registration Statement become effective immediately upon filing pursuant to Securities Act Rule 462.




                                                   CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------


Title of                                      Proposed Maximum              Proposed Maximum
Securities to          Amount to be           Offering Price Per            Aggregate Offering        Amount of
be Registered          Registered             Share (1)                     Price(1)                  Registration Fee
-----------------      ----------------       --------------------          -------------------       ------------------
Common                 1,300,000                      $25.00                     $32,500,000             $9,035
Stock $.01 par           shares
value
------------------------------------------------------------------------------------------------------------------------

     (1)This calculation, which is made solely for the purpose of determining the amount of the registration fee, is made pursuant to Rule 457 and is based on a price of $25.00 per share, the average of the high and low price of a share of common stock on September 15, 1999, as reported on the Nasdaq National Market.

                                     PART I

                Information Required in Section 10(a) Prospectus

Item 1.           Plan Information.

     This Registration Statement relates to the registration of 1,300,000 shares of $.01 par value common stock of Nichols Research Corporation (the "Common Stock") to be sold pursuant to the exercise of stock options granted to employees of Nichols Research Corporation (the "Company") under the Nichols Research Corporation 1997 Stock Option Plan (the "Plan"). Documents containing the information specified in Part I of Form S-8 promulgated by the Securities and Exchange Commission (the "Commission") will be sent or given to employees as specified by Commission Rule 428(b).

Item 2.           Registrant Information and Employee Plan Annual Information.

         See response to Item 1 above.

                                     PART II

               Information Required in the Registration Statement

Item 3.           Incorporation of Documents by Reference.

     The following documents filed by the Company are hereby incorporated by reference as of their respective dates:

     1) the Company's Annual Report on Form 10-K for the year ended August 31, 1998; and the Company's Quarterly Reports on Form 10-Q for the quarters ended November 30, 1998, February 28, 1999, and May 31, 1999;

     2) the description of the Company's Common Stock contained in the Company's registration statement on Form 8-A filed with the Commission on January 14, 1987, as amended by Form 8 filed with the Commission on August 18, 1989;

     3) the Company's Current Report on Form 8-K dated January 15, 1999, and filed with the Commission on February 5, 1999; and

     4) the Company's Current Report on Form 8-K dated September 19, 1999, and filed with the Commission on September 20, 1999.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

Item 4.           Description of Securities.

         Not applicable.

Item 5.           Interests of Named Experts and Counsel.

     The legality of the Common Stock issuable upon the exercise of options granted under the Plan has been passed upon for the Company by the law firm of Lanier Ford Shaver & Payne, P.C., 200 West Court Square, Suite 5000, Huntsville, Alabama 35801. John R. Wynn, a member-stockholder of Lanier Ford Shaver & Payne, P.C., is a director of the Company. As of July 31, 1999, six attorneys of Lanier Ford Shaver & Payne, P.C., including Mr. Wynn, beneficially owned 33,696 shares of the Company's Common Stock.

Item 6.           Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law permits indemnification by the Company of any director, officer, employee or agent of the Company or person who is serving or was serving at the Company's request as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the defense of any threatened, pending or completed action (whether civil, criminal, administrative or investigative), to which he is or may be a party by reason of having been such director, officer, employee or agent, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The Company also has the power under Section 145 to indemnify persons set forth above from threatened, pending or completed actions or suits by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification can be made with regard to any claim, issue or matter as to which the person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that the person was fairly and reasonably entitled to indemnity. Any indemnification (unless ordered by a court) must be made by the Company only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because he has met the applicable standards of conduct. The determination must be made by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to the action, or if a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent counsel in a written opinion, or by the stockholders. The Company may pay the expenses of an action in advance of final disposition if authorized by the Board of Directors in a specific case, upon receipt of an undertaking by the person to be indemnified to repay any such advancesunless it shall ultimately be determined that such person is entitled to be indemnified by the Company as authorized by law.

     Article Nine of the Company's By-laws provides for indemnification of the Company's directors, officers, employees or agents to the extent permitted by
Section 145 of the Delaware General Corporation Law. Article Nine of the Company's By-laws further provides that the Company may purchase and maintain insurance on behalf of those persons described above as eligible for indemnification for liability arising out of such person's duties or status with the Company whether or not indemnification in respect of such liability would be permissible.

     The Company has in effect an officers and directors liability insurance policy with National Union Fire Insurance Company. The policy provides indemnity to the directors and officers of the Company for the loss arising from any claim by reason of a wrongful act where there is no corporate indemnification. The insurance provides for the Company to be reimbursed for any indemnification it may be required by statute or the Company's By-laws to make to any of its directors and officers in connection with a claim by reason of a wrongful act. Pursuant to exclusions, the policy covers negligent acts, errors, omissions or breach of duty by a director or officer. The principal exclusions from coverage include the following: (i) claims involving various violations of Section 16(b) of the Securities Exchange Act of 1934; (ii) dishonest acts; and (iii) libel, slander, or non-monetary damages. The policy has no deductible amount per director or officer for each loss. A $500,000 deductible self-insurance retention applies to the Company. The limit of liability under the policy is $5,000,000 in the aggregate annually in excess of deductibles and participations.

     The Plan provides that in addition to such other rights of indemnification as they may have as directors or as members of the committee administering the Plan, the members of the Stock Option Plan Committee shall be indemnified by the Company against the reasonable expenses, including attorney's fees, actually and necessarily incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal therein to which they or any of them may be a party by reason of any action taken or failure to act under, or in connection, with the Plan or options granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any action, suit, or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit, or proceeding, that such Committee member is liable for negligence or misconduct in the performance of his duties, provided that within sixty (60) days after institution of any such action, suit, or proceeding, a Committee member, in writing offers the Company the opportunity at its own expense to handle and defend the same.

Item 7.           Exemption from Registration Claimed.

         Not applicable.

Item 8.                        Exhibits.

     Exhibit No.                                Description

     5                                 Opinion and Consent of Lanier Ford
                                       Shaver & Payne, P.C.

     23.1                              Consent of Lanier Ford Shaver &
                                       Payne, P.C. (included in Exhibit 5)

     23.2                              Consent of Ernst & Young, LLP

     99                                Nichols Research Corporation
                                       1997 Stock Option Plan (1)


(1) Incorporated by reference to exhibit filed  with  the   Company's  Quarterly
Report on Form 10-Q for the fiscal quarter ended February 28, 1998, under the Securities Exchange Act of 1934, File No. 0-15295.

Item 9.           Undertakings.

         The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Huntsville, State of Alabama, on the 20th day of September, 1999.

                                        NICHOLS RESEARCH CORPORATION


                                                Chris H. Horgen
                                        By:_________________________________
                                               Chris H. Horgen
                                               Chairman of the Board

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          Signature                             Title                                   Date



Chris H. Horgen
_________________________            Chief Executive Officer and                   September 20, 1999
Chris H. Horgen                      Chairman of the Board


Charles A. Leader
_________________________            President, Chief Operating Officer            September 20, 1999
Charles A. Leader                    and Director


Roy J. Nichols
_________________________            Senior Vice President and Director            September 20, 1999
Roy J. Nichols


Patsy L. Hattox
_________________________            Chief Administrative Officer,                 September 20, 1999
Patsy L. Hattox                      Corporate Vice President, Secretary
                                     and Director

Roger P. Heinish
_________________________            Director                                      September 20, 1999
Roger P. Heinish



                                            - 8 -


John R. Wynn
_________________________            Director                                      September 20, 1999
John R. Wynn


Michael J. Mruz
_________________________            Director                                      September 20, 1999
Michael J. Mruz

_________________________            Director
William E. Odom


James R. Thompson, Jr.
_________________________            Director                                      September 20, 1999
James R. Thompson, Jr.

_________________________            Director
Phil E. DePoy


Thomas L. Patterson
_________________________            Chairman of the Board of Nichols              September 20, 1999
Thomas L. Patterson                  TXEN Corporation and Director


Daniel W. McGlaughlin
_________________________            Director                                      September 20, 1999
Daniel W. McGlaughlin


_________________________            Director
David Friend


Allen E. Dillard
_________________________            Corporate Vice President, Chief               September 20, 1999
Allen E. Dillard                     Financial Officer and Corporate
                                     Treasurer (Principal Financial and
                                     Accounting Officer)




                            EXHIBIT INDEX

     Exhibit No.                              Description

         5                              Opinion and Consent of Lanier Ford
                                        Shaver & Payne, P.C.

         23.1                           Consent of Lanier Ford Shaver &
                                        Payne, P.C. (included in Exhibit 5)

         23.2                           Consent of Ernst & Young, LLP

         99                             Nichols Research Corporation
                                        1997 Stock Option Plan (1)



     (1) Incorporated by reference to exhibit filed with the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 1998, under the Securities Exchange Act of 1934, File No. 0-15295.


                                     - 10 -